EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 30, 2008—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2007.

Net income for the three months ended December 31, 2007 decreased to $1.416 million, or $.29 per share-basic and diluted, from $2.234 million, or $.44 per share-basic and diluted for the same quarter in 2006. Net interest income for the fourth quarter of 2007, after the provision for loan losses for the quarter, was $4.838 million, approximately 18.7% lower than the same period in 2006, in part due to the higher deposit costs and a larger provision for loan losses. The provision for loan losses for the three months ended December 31, 2007 was $231 thousand compared to the negative provision of $58 thousand for the same period in 2006. The net interest margin decreased to 4.36% in the fourth quarter of 2007 from 4.63% in the same period in 2006 primarily because of a rise in the costs of interest bearing deposits. Non-interest income increased in the fourth quarter of 2007 by approximately $666 thousand or 43.2% while non-interest expenses increased $694 thousand, or 15.1%, compared to the same period in 2006. Non-interest income increased due to an increase in dividends from investments related to a commercial sweep account program and non-interest expense increased mainly due to an increase in salaries and benefits related to our new branches in Lauderdale and Oktibbeha counties.

Net income for the twelve months ended December 31, 2007 decreased 17.6% to $6.914 million, or $1.41 per share-basic and $1.39 per share-diluted, from the $8.395 million, $1.67 per share basic and $1.65 per share diluted for the twelve months ended December 31, 2006. Net interest income for the twelve months ended December 31, 2007, after the provision for loan losses, decreased 13.2% to $20.553 million from $23.667 million in the same period in 2006. Net interest margin decreased to 4.34% in 2007 from 4.55% in 2006. The provision for loan losses for the twelve months ended December 31, 2007 was $784 thousand compared to the negative provision of $361 thousand in 2006. Non-interest income increased $1.591 million, or 25.8%, and non-interest expense increased $826 thousand, or 4.4%, for the twelve months ended December 31, 2007 when compared to 2006. Non-interest income for 2007 increased due to an increase in dividends from investments related to a commercial sweep account program and non-interest expense increased mainly due to an increase in salaries and benefits. This increase in salaries and benefits is related to our new branches in Lauderdale and Oktibbeha counties and normal raises for our existing officers and employees.

Total assets as of December 31, 2007 increased $72.729 million, or 12.0%, when compared to December 31, 2006. Deposits increased $5.385 million, or 1.1%, over the same period. Loans, net of unearned income, during this period decreased $1.000 million, or .3%, due to softening loan demand. Non-performing assets decreased by $1.809 million to $3.883 million at December 31, 2007 compared to December 31, 2006 because of a decrease in non-accrual loans, loans 90 days or more past due and other real estate.

During the year of 2007, the Company paid dividends totaling $0.73 per share. This represents an increase of 5.8% over the dividends paid in 2006.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty one banking locations in nine counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Interest income and fees	$9,476	$9,400	$38,100	$36,487
Interest expense	4,407	3,508	16,763	13,181

Net interest income	5,069	5,892	21,337	23,306

Provision for loan losses	231	(58)	784	(361)

Net interest income after provision for loan losses	4,838	5,950	20,553	23,667

Non-interest income	2,207	1,541	7,778	6,187
Non-interest expense	5,293	4,599	19,449	18,623

Net income before taxes	1,752	2,892	8,882	11,231
Income taxes	336	658	1,968	2,836

Net income	$1,416	$2,234	$6,914	$8,395

Earnings per share—basic	$0.29	$0.44	$1.41	$1.67

Earnings per share—diluted	$0.29	$0.44	$1.39	$1.65

Average shares outstanding-basic	4,863,457	5,020,228	4,913,946	5,016,257

Average shares outstanding-diluted	4,909,179	5,078,518	4,964,475	5,080,755

	As of December 31, 2007	As of December 31, 2006
Balance Sheet Data:
Total assets	$680,904	$608,175
Total earning assets	613,756	539,635
Loans, net of unearned income	371,993	372,993
Allowance for loan losses	3,968	3,712
Total deposits	477,232	471,847
Long-term borrowings	125,381	59,400
Shareholders’ equity	68,191	69,665
Book value per share	$14.02	$13.88
Dividends paid per share	$0.73	$0.69

Average Balance Sheet Data:
Total assets	$639,305	$604,137
Total earning assets	575,262	537,891
Loans, net of unearned income	358,178	373,729
Total deposits	480,191	469,460
Long-term borrowings	84,658	59,608
Shareholders’ equity	67,377	66,665

Non-performing assets:
Non-accrual loans	1,310	1,629
Loans 90+ days past due	526	1,355
Other real estate owned	2,047	2,708

Net charge-offs as a percentage of average net loans	0.15%	0.13%

Performance Ratios:
Return on average assets	1.08%	1.39%
Return on average equity	10.26%	12.59%

Net interest margin (tax equivalent)	4.34%	4.55%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com